Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of August 6, 2024 (the “Effective Date”), by and between Iris Jancik, an individual resident of the State of Texas (“Executive”), and International Battery Materials Ltd., incorporated under the Business Corporation Act of British Columbia (together, with its affiliates, the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. As used herein, the “Term” shall be a period of three (3) years commencing on August 20, 2024 (the “Start Date”) and ending at the close of business on the third anniversary of the Start Date (the “Expiration Date”); provided, however, that this Agreement shall be automatically renewed, and the Term shall be automatically extended for one (1) additional year on the Expiration Date and each anniversary of the Expiration Date thereafter, unless either party gives written notice at least sixty (60) days prior to the expiration of the Term (including any renewal thereof) of such party’s desire to terminate the Term (such notice to be delivered in accordance with Section 29 hereof). The “Term” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Term shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and, in the case of a provision of such notice by the Company, shall not constitute either a termination of Executive’s employment by the Company without “Cause” or grounds for a termination by Executive for “Good Reason” for purposes of this Agreement. Notwithstanding the foregoing, the Term is subject to earlier termination as provided below in Section 11 of this Agreement.

2. Position and Duties.

a. Position. During the Term, Executive will serve as the Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”) and/or its Chairman, as appropriate. Executive will have such duties, authority and responsibilities as shall be determined from time to time by the Board in its sole and absolute discretion, including without limitation managing the day-to-day operations of the Company, which such duties, authority and responsibility as are consistent with the Executive’s position.

b. Duties. During the Term, the Executive shall devote substantially all of her business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which shall conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board; provided, however, that subject to the prior written approval of the Company, which approval the Company agrees shall not unreasonably be withheld, Executive may serve as a member of the board of directors of one other company or charitable organization that is not a competitor of the Company, provided that Executive’s time commitments to any such charitable organization or other entity do not materially impact on Executive’s abilities to perform her duties under this Agreement.

3. Place of Performance. The principal place of Executive’s employment shall initially be the Company’s principal executive office, currently located at 5847 San Felipe Street, Suite 1925, Houston, TX 77057; provided, however, the Company and Executive shall work collaboratively to relocate the principal executive office as soon as possible to a mutually acceptable location in the Dallas/Fort Worth area. Executive may be required to travel on Company business during the Term as necessary in the performance of Executive’s duties or requested by the Board.

4. Compensation.

a. Base Salary. The Company shall pay the Executive an annual base salary of Six Hundred Thousand United States Dollars (US$600,000.00) (the “Base Salary”) in periodic installments in accordance with the Company’s customary payroll practices, subject to all statutory deductions and authorized withholdings. The Executive’s Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term, contingent upon the successful attainment of goals mutually agreed upon by the Board and the Executive.

b. Discretionary Bonus. Each calendar year, Executive will be eligible to earn a discretionary bonus at the Board’s discretion, subject to successful achievement of certain criteria mutually agreed upon by the Board and Executive (the “Annual Bonus”). Executive’s actual Annual Bonus will be determined by the Board and shall depend on the Company’s financial performance and the Board’s assessment of Executive’s individual performance. The Annual Bonus, if any, awarded under this Section 4(b) will be paid on or before March 15 of the calendar year following the calendar year for which any such bonus is awarded; provided, however, that, except as set forth in Section 11(d) below, Executive must remain actively employed by the Company on the date on which the Annual Bonus is paid in order to earn and receive such Annual Bonus. Nothing set forth in this Section 4(b) shall preclude Executive from being eligible to receive additional grants of RSUs (as defined below in Section 5(a)) or Options (as defined below in Section 5(b)) in accordance with the terms of the respective Equity Plans governing awards of each and as determined by the Board (or a committee thereof) in its sole discretion.

5. Equity Awards.

a. RSU Agreement. Executive acknowledges and agrees that, as consideration for the covenants and promises contained in this Agreement and subject to approval by the Board, the Company will grant Executive an award of 4,227,630 Restricted Share Units (the “RSUs”) with respect to the Company’s common shares, which shall be subject to time-based and performance-based vesting as set forth in the RSU Agreement attached hereto as Exhibit A (the “RSU Agreement”), and shall be subject to such other terms and conditions as set forth therein and in the Company’s Restricted Share Unit Plan.

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b. Option Agreement. Executive acknowledges and agrees that, as consideration for the covenants and promises contained in this Agreement and subject to approval by the Board, the Company will grant the Executive an irrevocable right and option to purchase, from time to time, up to 2,113,814 common shares of the Company (the “Option”), with a strike price equal to the closing market price of the Company’s common shares as traded on the Canadian Securities Exchange on the date of grant (or if there is not trading in the Company’s common shares on such date, the next preceding day on which the common shares were traded), which shall be subject to time-based vesting as set forth in the Option Agreement attached hereto as Exhibit B (the “Option Agreement” and together with the RSU Agreement the “Award Agreements”). All Options granted to Executive shall have cashless exercise or net exercise provisions and shall be subject to such other terms and conditions as set forth in the Option Agreement and in the Company’s Incentive Share Option Plan.

6. Employee Benefits; Life and Disability Insurance. During the Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, including, without limitation, - medical, dental and vision health insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation, retirement or other employee benefit plans (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms and eligibility requirements of the applicable Employee Benefit Plans. The Company shall also pay the premium costs for a term life insurance policy (with the beneficiaries to be chosen by Executive) and disability insurance policy, each in the face amount equal to Executive’s Base Salary as the same may be increased from time to time, and Executive agrees to take such actions as reasonably necessary for the Company to obtain such coverage on commercially reasonable terms. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole and absolute discretion, provided such amendment or cancelation is on a Company-wide basis similarly affecting all or substantially all senior management employees, and subject to the terms of such Employee Benefit Plan and applicable law.

7. Vacation; Paid Time-off. During the Term, the Executive shall be entitled to four (4) weeks of paid per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. Any accrued, but unused vacation shall carry over from year to year; provided, however, that the total of all such accrued but unused vacation time permitted to carryover shall be capped at ten (10) days, and any accrued but unused vacation time in excess of such amount shall be lost if not used.

8. Business Expenses and Additional Benefits.

a. Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. In furtherance of the foregoing, the Company shall reimburse the Executive for mileage travelled in Executive’s personal vehicle on Company business at the per mile rate in effect, from time to time, under applicable United States Internal Revenue Service guidelines, including, without limitation, for travel between Houston and Plano Texas; provided, however, that upon the relocation of the Company’s principal place of business to Plano, Texas, the mileage reimbursement contemplated in this sentence shall terminate. If the Company has, or at such time as the Company obtains (if it does not have as of the date of this Agreement) a Company credit card, the Company shall provide such card to Executive for use for business purposes. Use of such Company credit card shall be in accordance with Company policies, but shall not limit the Company’s obligation to reimburse Executive for other expenses incurred in accordance with this Section 8(a).

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b. Additional Benefits. The Company shall provide a Smart phone, with domestic and international unlimited service and unlimited data service on the Company account and shall reimburse Executive for and for a home WiFi plan (and any equipment, upgraded as necessary) suitable for business purposes. Professional and personal use of such Smart phone, dedicated phone line and home WiFi shall be allowed in compliance with Company policies. If Executive wishes to use Executive’s current phone number with the Company’s plan, Executive may retain that phone number if Executive for any reason no longer wishes to participate in the Company’s plan. The Company and Executive will work together to mutually agree on a response to any Company business calls that may go to Executive’s phone number if she is no longer employed by or acting on behalf of the Company. Additionally, the Company shall reimburse Executive for CLEAR/TSA at airports.

9. Indemnification; D&O Insurance.

a. Indemnification. To the maximum extent permitted by applicable law and the Company’s bylaws, in the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder or any other written agreement between Executive and/or the Company or any of its affiliates (as the case may be), by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, provided that Executive was acting in the course and scope of her employment or other responsibilities and in good faith, Executive shall be indemnified and held harmless by the Company, without the requirement for an undertaking, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees); provided, however, that Executive’s indemnification by the Company under this Section is contingent upon Executive’s assistance to and full cooperation with the Company in any Proceeding or related legal matter.

b. D&O Insurance. During the Term and for a period of three (3) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

10. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

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11. Termination of Employment. The Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least sixty (60) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Term, the Executive shall be entitled to the compensation and benefits described in the applicable provisions of this Section 11 and shall have no further rights to any other compensation or benefits from the Company or any of its affiliates.

a. For Cause or Without Good Reason. Executive’s employment hereunder may be terminated by the Company for Cause or by Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive:

i.	any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid following the Termination Date (as defined below) in accordance with applicable law and the Company’s customary payroll procedures;

ii.	reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with applicable law and the Company’s expense reimbursement policy; and

iii.	such employee benefits (including vested equity compensation), if any, to which Executive may be entitled under the Award Agreements or the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

iv.	Items 11.1(a)(i) through 11.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

b. For purposes of this Agreement, “Cause” shall mean:

i.	Executive’s repeated failure to substantially perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

ii.	Executive’s theft, dishonesty, breach of fiduciary duty, or falsification of any documents of the Company;

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iii.	Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

iv.	Executive’s material failure to abide by the applicable code(s) of conduct or other policies of the Company;

v.	Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude or that otherwise materially impairs Executive’s ability to perform Executive’s duties under this Agreement;

vi.	Knowing or intentional misconduct by Executive as a result of which the Company is required to prepare an accounting restatement;

vii.	Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company;

viii.	Executive’s material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company; or

ix.	Any intentional misconduct or illegal or grossly negligent conduct by Executive which is materially injurious, or potentially materially injurious, to the Company monetarily or otherwise.

c. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Executive’s written consent:

i.	a material reduction in Executive’s annual Base Salary (except for an across-the-board salary reduction similarly affecting all or substantially all senior management employees);

ii.	a material reduction in Executive’s authority, duties or responsibilities or the assignment to Executive of duties that are materially inconsistent with Executive’s position;

iii.	the relocation without Executive’s consent of the Company’s offices to a location that is more than forty-five (45) miles from the Dallas/Fort Worth/Plano, TX area;

iv.	any change in Executive’s reporting relationship such that Executive no longer reports directly to the Board; or

v.	the Company’s breach of any material provision of this Agreement.

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Notwithstanding the foregoing, a termination of Executive’s employment with the Company will not be considered a termination for Good Reason unless Executive has provided written notice (the “Good Reason Notice”) to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds, and the Company has been provided thirty (30) days from the date of the Good Reason Notice to cure such circumstances; provided, however, that if Executive fails to terminate Executive’s employment within thirty (30) days after the end of such cure period, then Executive will be deemed to have waived Executive’s right to terminate for Good Reason, but only with respect to such grounds described in the Good Reason Notice.

d. Without Cause or for Good Reason. Executive’s employment hereunder may be terminated by the Company without Cause or by Executive for Good Reason. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts. In addition, but subject to (x) Executive’s execution of a release of claims in favor of the Company, the Company’s affiliates, and their respective officers and directors in a form provided by the Company and acceptable to Executive (the “Release”) and such Release becoming effective and non-revocable within sixty (60) days following the Termination Date (such 60-day period, the “Release Execution Period”), and (y) Executive’s continued compliance in all material respects with the restrictive covenants set forth in Section 17 below, then Executive will receive, in addition to the Accrued Amounts:

i.	continued payment of Executive’s Base Salary for twelve (12) months following the Termination Date, which shall be paid in periodic installments in accordance with the Company’s customary payroll practices, subject to all statutory deductions and authorized withholdings (with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Termination Date and to include each such installment that was otherwise scheduled to be paid following the Termination Date and prior to the date of such payment);

ii.	any unpaid Annual Bonus with respect to any calendar year preceding the year in which the Termination Date occurs, plus a pro-rata portion of the Annual Bonus, if any, that Executive shall have earned for the calendar year in which the Termination Date occurs, the determination of such bonus to remain in the sole and absolute discretion of the Board and to be payable at the time when such Annual Bonus is paid to other similarly situated executives, and such pro-ration to be based on the portion of the calendar year in which Executive was employed with the Company;

iii.	if Executive timely elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment or reimbursement by the Company of the Executive’s premiums to continue such coverage pursuant to COBRA, at the same or reasonably equivalent coverage for Executive and Executive’s eligible dependents (as in effect immediately prior to the Termination Date), for twelve (12) months following the Termination Date (or, if earlier, the date Executive becomes eligible for coverage under the health plan of a future employer or the date the Company is no longer obligated to offer COBRA continuation coverage to Executive and Executive’s dependents); and

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iv.	accelerated vesting, effective immediately prior to the termination of Executive’s employment, of any portion of the RSUs and the Option, as well as any other equity awards that have been granted to Executive by the Company, that are outstanding and not vested on the Termination Date and that shall have vested during the Term as then in effect had the Executive’s employment with the Company continued through the remainder of the Term (with any performance-based vesting conditions applicable to the award being deemed met on the Termination Date at the target performance level and in each case subject to any provisions set forth in the applicable award agreement that expressly supersede the acceleration of vesting provided in this Section 11(d)(iv)).

e. Death or Disability. Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability. If the Executive is terminated during the Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

f. For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform her duties and responsibilities under this Agreement, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period.

12. Change in Control Transactions.

a. Notwithstanding any other provision contained herein, in the event of a Change in Control, Executive shall be entitled to accelerated vesting (and/or the Company’s repurchase right with respect to any shares underlying the RSUs or Options and any other equity award shall lapse), effective as of immediately prior to the closing of the Change in Control transaction, of any portion of the RSUs and the Option, as well as any other equity awards that have been granted to Executive by the Company, that are outstanding and not vested on the date of the Change in Control and shall have vested during the Term as then in effect had the Executive’s employment with the Company continued through the remainder of the Term (with any performance-based vesting conditions applicable to the award being deemed met on the Termination Date at the target performance level and in each case subject to any provisions set forth in the applicable award agreement that expressly supersede the acceleration of vesting provided in this Section 12).

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b. For purposes of this Section 12, a “Change in Control” shall mean: (i) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

13. Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Term (other than termination on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party. The Notice of Termination shall specify:

a. The termination provision of this Agreement relied upon;

b. To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

c. The applicable Termination Date.

14. Termination Date. Executive’s “Termination Date” shall be the date upon which Executive’s employment and this Agreement is terminated pursuant to a Notice of Termination and in accordance with the terms of this Agreement.

15. Section 280G.

a. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and shall, but for this Section 15(a), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. For purposes of this Agreement, “Net Benefit” means the present value of the 280G Payments net of all federal, state, local, foreign income, employment and excise taxes. Any reduction made pursuant to this section will be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

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b. All calculations and determinations under this section will be made by an independent accounting firm or independent tax counsel appointed by the Company (“Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this section, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section, and the costs of such determination shall be borne equally by the Company and Executive.

c. Good Faith Actions. The Company and Executive shall work together in good faith to consider taking any actions or making any amendments to this Agreement necessary or appropriate to avoid imposition of any reduction in payments required under Section 280G of the Code. Such actions or amendments may include, without limitation, restructuring payments required under this Agreement, redesigning Executive’s compensation package, or seeking shareholder approval under any available “shareholder exemption.”

16. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate, at the Company’s sole cost or expense, with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for all expenses reasonably incurred in connection with such cooperation and, to the extent that Executive is required to spend more than 30 hours per week on such matters, the Company shall compensate the Executive at a reasonable hourly rate to be determined between Executive and the Company.

17. Restrictive Covenants.

a. Acknowledgment. Executive acknowledges and agrees that the services to be rendered by her to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, marketing strategies, and other Confidential Information by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company, including the Company’s Confidential Information, customer relationships and goodwill, and the Company’s relationships with its employees and independent contractors. Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of lithium extraction. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace. Executive further acknowledges she will not be subject to undue hardship by reason of her full compliance with the terms and conditions of this section or the Company’s enforcement of any of the provisions of this section.

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b. Confidential Information.

i.	The Executive understands and acknowledges that during the Executive’s term of employment, the Executive will have access to and will receive Confidential Information (as defined below). Executive agrees and covenants that Executive will not, during Executive’s employment, divulge to any person, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with Executive’s duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information. Executive further agrees and covenants that Executive will not, at any time after Executive’s employment has ended (for whatever reason), use or divulge to any person or entity, directly or indirectly, any Confidential Information, or use any Confidential Information in subsequent employment, work, or business of any nature. The obligations in this Section 17(b) apply regardless of when Executive had access to or acquired the Confidential Information.

ii.	“Confidential Information” means any information not generally known or readily ascertainable by the Company’s competitors or the general public. Confidential Information includes, but is not limited to, trade secrets; information about processes, testing results, research and development; products and services of the Company; pricing information; marketing and development plans; proprietary information; methods, procedures, or techniques pertaining to the business of the Company; sales or service analyses; financial information; customer information, including names, contact information, order history, order preferences, chain of command, decision-makers, pricing information, and other information identifying facts and circumstances specific to the customer; formulas; algorithms; computer programs, software and software documentation; and notes, memoranda, notebooks, and records or documents that are created, handled, seen, or used by Executive in the course of employment including similar such information received from third parties. Confidential Information does not include information that Executive can demonstrate by reliable, corroborated documentary evidence is or has become generally available to the public through no act or failure to act by Executive.

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iii.	In the event that Executive is requested in any legal proceeding to disclose any Confidential Information, Executive agrees to give the Company prompt written notice of such request and the documents requested thereby so that the Company (or its affiliates, as the case may be) has the opportunity to seek an appropriate protective order. It is further agreed that if, in the absence of a sufficient protective order, Executive is nonetheless compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Executive may disclose such information to such tribunal without liability hereunder; provided, however, that Executive must give the Company written notice of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, use all reasonable efforts to limit any such disclosure to the precise terms of such requirement, and use all reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

iv.	Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

c. Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Executive’s employment with the Company and for a period of 12 months thereafter, regardless of the reason for the termination (the “Restricted Period”), the Executive agrees and covenants that she shall not engage, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, investor, or any other similar capacity in a Competitive Business (as defined below) within the United States and any other country in which the Company operates through license of its intellectual property or otherwise, or has taken substantial and material steps to operate, within the twelve (12) months prior to Executive’s termination (the “Restricted Territory”). For purposes of this Section 17, “Competitive Business” is any business engaged in developing, marketing, supplying, or selling direct lithium extraction technology. Notwithstanding the foregoing, the passive ownership by Executive of less than 2% of any class of equity securities of any corporation, if such equity securities are listed on a national securities exchange or are quoted on NASDAQ, will not be deemed to be a breach of this Section 17(c).

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d. Non-Solicitation of Employees and Customers.

i.	During the Restricted Period, Executive agrees and covenants not directly or indirectly solicit, recruit, or attempt to solicit or recruit, or otherwise induce, or attempt to induce, the termination of employment or engagement of any employee or independent contractor of the Company, during the Restricted Period; provided, however, that there shall be no violation of this Section 17(d) if Executive hires an employee or independent contractor of the Company, during the Restricted Period, who unsolicited, answers an ad or is referred by a recruiting agency but who is not otherwise solicited by Executive and provided further that such ad or referral is general in nature and not directed towards any Company employee or independent contractor.

ii.	During the Restricted Period, Executive agrees and covenants not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax instant message, or social media), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services from or to a Competitive Business. This restriction shall apply to (a) customers or prospective customers with whom the Executive worked or had contact during her employment with the Company, and (b) customers or prospective customers about whom the Executive has Confidential Information.

e. Non-Interference. During the Restricted Period, Executive, whether on behalf of herself or any other third party, shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, manufacturer, supplier, vendor, contractor, partner or investor of the Company, or in any way encourage such persons or entities to terminate or otherwise negatively alter his, her or its relationship with the Company.

f. Non-Disparagement. The Executive agrees and covenants that, subject to Section 18, the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors, and other associated third parties.

g. No Conflicting Obligations. After the expiration of the 90-day notice period that applies to Executive’s employment with IDE Americas, Inc., the Executive is not party to any agreement, commitment or obligation that could conflict with the Executive’s obligations under this Agreement, be violated by the Executive’s employment with the Company or limit the Executive’s ability to perform the Executive’s duties for the Company. By signing below, the Executive agrees that she is not to use or misappropriate any intellectual property, trade secrets or confidential information belonging to former employers or others in connection with the performance of any services on behalf of the Company, and represents to the Company that Executive has not done so.

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h. Remedies; Tolling of Restricted Period. In the event of a breach or threatened breach, as the Company determines in good faith, by Executive of this Section 17, the Company shall be entitled to immediately terminate compensation and terminate vesting of unvested equity awards and the Executive shall forfeit grants of unvested restricted stock. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition, if, during any period within the Restricted Period, Executive is not in compliance with the terms of this Section 17, Executive agrees that the Company shall be entitled to, among other remedies, require compliance by Employee with the terms of this Section 17 for an additional period equal to the period of such noncompliance. For purposes of this Agreement, the term “Restricted Period” shall also include this additional period.

i. Survival. Section 17 shall survive the termination of Executive’s employment for any reason, whether voluntary or involuntary, and can only be revoked or modified by a writing signed by the Company which specifically states an intent to revoke or modify these provisions. Executive agrees that during the Restricted Period, Executive shall immediately notify the Company in writing of any employment, work, or business Executive undertakes with or on behalf of any person (including herself) or entity (other than the Company), for compensation.

18. Protected Disclosures. Notwithstanding any other provision of this Agreement, Employee is not in any way: (i) prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the U.S. Securities and Exchange Commission (“SEC”) or any federal, state, or local government agency or entity; (ii) precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request; (iii) limited in Employee’s right to receive any award for information provided to the SEC; (iv) prohibited in engaging in protected activity under Section 7 of the National Labor Relations Act, as applicable; or (v) exercising any other protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation, provided that such compliance does not exceed that required by the law or regulation.

19. Proprietary Rights.

a. Work Product. Executive acknowledges and agrees that all right, title and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of her employment by the Company and relate in any way to the business or contemplated business, products, activities, research or development of the Company or result from any work performed by Executive for the Company or in which Executive was directly or indirectly involved on the Company’s behalf (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same) all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to U.S. and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

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b. For purposes of this Agreement, Work Product includes, without limitation, Company information, including data plans, publications, research, processes, formulas, assays, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, work or research in process, findings and conclusions, databases, manuals, results, developments, improvements, reports, graphics, diagrams, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, inventions, drugs, unpublished patent applications, original works of authorship discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists client lists, manufacturing information, specifications, marketing information, marketing plans, marketing data, marketing strategies, advertising information and sales information.

c. Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

d. Further Assurances; Power of Attorney. During and after Executive’s employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in her name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

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e. No License. The Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Company.

20. Arbitration. Except for any claim for equitable or injunctive relief under Section 17 of this Agreement (to which Section 21 shall apply), any dispute, controversy or claim arising out of or related to this Agreement, or to the construction, interpretation or alleged breach of this Agreement, or to Executive’s employment with the Company shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the Dallas, Texas offices of JAMS before one (1) arbitrator mutually selected by the parties, or the parties cannot so agree, by JAMS pursuant to its applicable rules and regulations (the “Rules”). The arbitral language shall be English, limited discovery shall be permitted as the arbitrator shall determine, and the arbitration and shall be conducted consistent with the Rules of JAMS, in addition to any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties. In rendering his or her award, the arbitrator shall award the prevailing party, in addition to such other relief as may be granted, all such attorneys’ fees and costs reasonably incurred and any reasonable attorneys’ fees and costs incurred in enforcing any judgment or order entered. The prevailing party shall be determined by the arbitrator in the initial or any subsequent proceeding. Notwithstanding anything in this Section 20 to the contrary; neither the Company nor Executive shall be prohibited from commencing litigation before the any appropriate judicial tribunal or court of law or equity to obtain injunctive relief to compel compliance with this Agreement.

21. Governing Law: Jurisdiction and Venue for Injunctive Relief. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Subject to the provisions of Section 20 above, any proceeding by either of the parties to obtain injunctive relief under Section 17 of this Agreement shall be brought only in a state or federal court located in the County of Dallas, State of Texas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such proceeding in such venue.

22. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

23. Amendment and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly and expressly authorized representative of the Board. Any waiver by either of the parties of any breach of this Agreement shall be in writing. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of any party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of any provision or any breach of any provision of this Agreement or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

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24. Severability. Should any provision of this Agreement be held by an arbitrator (selected in accordance with Section 20) or a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such arbitrator or court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as the arbitrator or court deems warranted; provided, however, that such rewriting, deletions or additions shall be made solely to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

25. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon, provided such signature page is attached to any other counterpart identical thereto except for having an additional signature page executed by the other party. Further, the parties hereto consent and agree that this Agreement may be signed and/or transmitted by facsimile, e-mail of a .PDF document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology) (collectively, a “Non-Ink Electronic Signature”). Each party agrees that Non-Ink Electronic Signatures are valid and effective to bind the party supplying a signature by that means, and the other party may rely upon receipt of a Non-Ink Electronic Signature on this Agreement as constituting a duly authorized, irrevocable, actual, current delivery of a signature on this Agreement that, for purposes of validity, enforceability and admissibility, shall be treated as fully as if this Agreement contained the original, ink handwritten signature of the party supplying a Non-Ink Electronic Signature. Each of the parties further agrees that it will not raise receipt of a Non-Ink Electronic Signature as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense.

26. [Intentionally Omitted.]

27. Section 409A.

a. General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A so as to avoid the imposition of any tax, penalty or interest thereunder. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” as such term is defined under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

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b. Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Executive’s separation from service occurs shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

c. Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

i.	the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

ii.	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

iii.	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

d. Good Faith Actions. The Company and Executive shall work together in good faith to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code or any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder. The parties intend that any amounts payable to Executive shall either be exempt from or comply with Section 409A so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A, and the provisions hereof shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A to preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

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28. Notification to Subsequent Employer. If Executive’s employment with the Company terminates, Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in Section 17 of this Agreement. The Executive will also deliver a copy of such notice to the Company before Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, Executive’s subsequent, anticipated or possible future employer.

29. Successors and Assigns. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Executive shall be null and void ab initio. Subject to Section 12, the Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its affiliates, successors and assigns.

30. Notice. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) upon personal delivery made by hand to the person, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) upon the date of execution (or refusal to execute) the return receipt, if such notice or communication is sent by United States Mail, registered or certified, return receipt requested, with proper postage affixed thereto, or (d) the next business day after deposit with a nationally recognized overnight courier or package delivery service guaranteeing next business day delivery, such as Federal Express or UPS, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page to this Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 30:

If to the Company:

International Battery Metals, Ltd.
5847 San Felipe Suite 1925
Houston, Texas 77057
c/o William Webster
Email: 4wmwwmw@gmail.com

with a copy, which shall not constitute notice, to:

Christine Williford Metcalf
O’Melveny & Myers LLP
2501 N Harwood Street, Suite 1700
Dallas, Texas 75201
E-mail: cmetcalf@omm.com

If to the Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records at the time such notice is sent.

[Signature page to Agreement follows]

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[Signature page to Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Iris Jancik
Iris Jancik

Address:

4128 New Hope Ct.
Plano, Texas 75024
E-mail:jancikiris@gmail.com

COMPANY

International Battery Metals Ltd

/s/ William Webster
By: William Webster
Its: Chairman of the Board

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EXHIBIT A

FORM OF RESTRICTED SHARE UNIT AGREEMENT

International Battery Metals, Ltd. (the “Company”), pursuant to this Restricted Share Unit Agreement (the “RSU Agreement”), hereby confirms the grant to the undersigned Recipient of 4,227,630 Restricted Share Units (“Units”) pursuant to the Company’s Restricted Share Unit Plan (the “Plan”), a copy of which Plan has been provided to the undersigned Recipient. The Units are being granted to the Recipient as contemplated by Section 5(a) of the Executive Employment Agreement between the Company and the Recipient, dated August 6, 2024 (the “Employment Agreement”), and is in full satisfaction of the Recipient’s right to receive a grant of restricted share units pursuant to such section. Capitalized terms are defined in the Plan if not otherwise defined herein.

The Units shall be eligible to vest as follows (subject in each case to the Recipient’s continued employment with the Company through the applicable vesting event):

(i) 300,000 of the Units shall vest on the Start Date (as defined in the Employment Agreement);

(ii) 300,000 of the Units shall vest upon the successful listing of the Company on the Toronto Stock Exchange or other equivalent exchange, with such equivalency to be determined in the sole discretion of the Board;

(iii) 478,454 of the Units shall vest upon the execution of a definitive agreement for the deployment of the 2nd DLE Unit, with financing for such deployment secured;

(iv) 478,454 of the Units shall vest upon the Company’s achievement of EBITDA of US $50,000,000 for any fiscal year as derived from the Company’s annual or quarterly financial statement filings;

(v) 478,454 of the Units shall vest upon the Company achieving 25,000 tons per annum of Lithium Carbonate production; and

(vi) 2,192,268 of the Units shall vest upon the completion of Change in Control (as defined in the Employment Agreement), which values the Company at $1,500,000,000.

Notwithstanding the foregoing, the Units are subject to accelerated vesting upon a Change in Control (as defined in the Employment Agreement) that occurs during the Recipient’s employment with the Company as provided in Section 12 of the Employment Agreement; provided, however, that if a Change in Control occurs in which the valuation threshold set forth in clause (vi) above is not met, Section 12 of the Employment Agreement and the acceleration of vesting provided therein shall not apply to the Units referred to in clause (vi) and such Units shall terminate upon the Change in Control without vesting. Any Units that are not vested upon a termination of the Recipient’s employment with the Company shall be immediately cancelled; provided, however, that the Units are subject to accelerated vesting upon certain terminations of the Recipient’s employment as provided in Section 11(d)(iv) of the Employment Agreement and pursuant to Sections 3.6(a) and 3.6(b) of the Plan.

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Notwithstanding Section 3.6 of the Plan, on or as soon as administratively practical following each vesting of Units hereunder (and in all events not later than two and one-half months after the vesting date), the Company shall deliver to the Recipient a number of Common Shares equal to the number of Units that vest (or a cash payment equal to the Market Value of such vested Units), subject to satisfaction of all applicable tax withholding as provided in Section 4.1 of the Plan.

The Board shall determine in its good faith discretion whether an event set forth above that would trigger vesting of the Units has occurred. In addition, the Board shall adjust EBITDA (or the applicable target set forth above, as the case may be) to the extent (if any) necessary to exclude the impact of (1) any change in accounting policies, (2) any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, disposition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (3) the costs associated with any such transaction, and (4) other extraordinary events not foreseen at the time of grant of the Units. Any dispute concerning the Board’s determinations made pursuant to this paragraph shall be resolved in accordance with the procedure set forth in Sections 20 and 21 of the Employment Agreement.

In the event of any conflict between the terms of the Plan and the terms of this RSU Agreement, the terms of this RSU Agreement shall prevail.

The Company and the undersigned Recipient hereby confirm that the undersigned Recipient is a bona fide Employee or Consultant as the case may be.

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DATED ___________, 2024

International Battery Metals, Ltd.

Per:
Authorized Signatory

The undersigned hereby accepts such grant, acknowledges being a Recipient under the Plan, agrees to be bound by the provisions thereof (except as otherwise set forth in this RSU Agreement) and agrees that this RSU Agreement and the Plan will be effective as agreements between the Company and the undersigned with respect to the Units granted or otherwise issued to the undersigned hereby.

DATED ___________, 2024

Witness (Signature)

Name (please print)

Address	Recipient’s Signature

City, Province	Name of Recipient (print)

Occupation

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EXHIBIT B

FORM OF EXECUTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT is dated for reference as of ________________, 2024. The Grant Date shall be the Start Date, as defined in the Employment Agreement (as defined below).

BETWEEN:

International Battery Metals, Ltd., a company incorporated under the laws of the Province of British Columbia and having its registered and records office located at San Felipe Plaza, located at 5847 San Felipe Street, Houston, Texas 77057.

(the “Company”)

OF THE FIRST PART

AND:

Iris Jancik, an individual having a place of residence located at 4128 New Hope Court, Plano, Texas 75204.

(the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.	The Company’s board of directors (the “Board”) has approved and adopted the incentive stock option plan (the “Plan”), whereby the Board is authorized to grant stock options to purchase common shares of the Company to directors, officers, employees, management company employees and consultants of the Company or any related entity of the Company;

B.	Pursuant to an Executive Employment Agreement between the Company, and the Optionee, dated as of August 6, 2024 (the “Employment Agreement”), the Optionee will provide services to the Company as the Chief Executive Officer; and

C.	The Company seeks to grant the Option to the Optionee as an incentive for the continued provision of the services by the Optionee and in accordance with Section 5(b) of the Employment Agreement, and the Optionee confirms that the Option is in full satisfaction of the Optionee’s right to receive an option grant pursuant to such section..

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NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, the payment by the Optionee to the Company of the sum of one ($1.00) dollar and for other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged, it is hereby agreed by and between the parties as follows:

1.	Grant. The Company hereby grants to the Optionee, on the terms and conditions set out in this Agreement and in the Plan, an irrevocable right and option (the “Option”) to purchase, from time to time up to 2,113,814 common shares of the Company (the “Optioned Shares”) as fully paid and non-assessable at an exercise price of CAD _____ per Optioned Share, exercisable to the extent vested and subject to the terms hereof until 5:00 p.m. (Pacific Daylight Time) on the tenth (10th) anniversary of the Grant Date (the “Expiry Date”), unless earlier terminated. The Option shall vest and become exercisable in accordance with the following schedule, subject in each case to the Optionee’s continued employment with the Company through the applicable vesting date:

●	as to 600,000 Optioned Shares, immediately upon the Grant Date;

●	as to 252,302 Options, on the last day of each of the first four periods of six months immediately following the Grant Date (so that the Option would be vested and exercisable as to 1,609,208 Optioned Shares on the second anniversary of the Grant Date); and

●	as to 252,303 Options, on the last day of each of the first two periods of six months immediately following the second anniversary of the Grant Date (so that the Option would be vested and exercisable as to all of the Optioned Shares on the third anniversary of the Grant Date).

2.	Expiry Date. The Option shall expire and terminate and be of no further force or effect whatsoever on the Expiry Date.

3.	Four-Month Hold. In the event that the Optionee exercises any portion of the Option prior to the date that is four months and one day after the Grant Date, then the applicable share certificates will bear the following legend:

WITHOUT PRIOR WRITTEN APPROVAL OF THE ________ EXCHANGE (THE “EXCHANGE”) AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE, AND ANY SECURITIES ISSUED UPON EXERCISE HEREOF, MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL ________, 202_ [THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE DATE OF THE GRANT OF THE OPTION.

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4.	U.S. Legend. Any and all common shares issued pursuant to this Agreement shall further bear the following U.S. Legend.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS, AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

5.	Change in Control. Upon the occurrence of a Change in Control (as such term is defined in the Employment Agreement) prior to any termination of the Optionee’s employment, the Option, to the extent then outstanding, is subject to accelerated vesting as provided in Section 12 of the Employment Agreement.

6.	Discretionary Vesting and Exercisability. The Board may, subject to applicable rules of the stock exchange on which the common shares of the Company are listed at the material time, accelerate the vesting of any or all of the Option at any time and for any reason.

7.	Effect of Termination of Employment and Services on Vesting. Upon the termination of the Optionee’s employment for any reason, the Option, to the extent then outstanding and unvested, shall immediately expire and be forfeited upon the Optionee’s termination date; provided, however, that notwithstanding the foregoing, such unvested Option is subject to accelerated vesting in the case of termination without Cause or resignation for Good Reason (as those terms are defined in the Employment Agreement) as provided in Section 11(d)(iv) of the Employment Agreement.

8.	Nonqualified Stock Option. The Option is not intended to be, and shall not be, an “incentive stock option” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended.

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9.	Exercise. Subject to the provisions of this Agreement and the Plan, the Optionee, or the Optionee’s legal representative(s), may exercise the Option or a portion thereof from time to time by signing a notice in writing (the “Notice”) addressed to the Company and delivering the Notice to the Company at its address shown on the first page of this Agreement, or the address instructed by the Company from time to time. The Notice must state the intention of the Optionee, or the Optionee’s legal personal representative(s), to exercise the Option or a portion thereof and the number of Optioned Shares for which the Option is being exercised. The Notice must be accompanied by payment in full for the Optioned Shares being purchased, in cash or by certified cheque, bank draft or money order payable to the Company; provided, however, that the Optionee may elect, by expressly so stating on the Notice and subject to all applicable laws, rules and regulations, to satisfy the exercise price through “cashless” exercise by either (a) a reduction in the number of Optioned Shares otherwise deliverable to the Optionee (valued at their fair market value on the exercise date, as reasonably determined by the Board or its delegate, if the Optioned Shares are not then listed on any Exchange, and if they are so listed, then the price per share of the Company’s common stock as listed on the Exchange on the day before Optionee’s exercise of the Option (the “Fair Market Value”)) pursuant to the exercise of the Option; or (b) obtaining payment in full for the Optioned Shares being purchased from a third party who provides simultaneous financing for the purposes of (or who otherwise facilitates) the exercise of the Option. If Optionee shall elect a cashless exercise pursuant to clause (a) of the foregoing sentence, then Optionee shall make payment for the Optioned Shares being purchased through a “net exercise” such that, without the payment of any funds, the Optionee may exercise the Option and receive the net number of Optioned Shares equal to (x) the number of Optioned Shares as to which the Option is being exercised, multiplied by (y) a fraction, the numerator of which is the Fair Market Value per Optioned Share less the exercise price per share, and the denominator of which is such Fair Market Value per Optioned Share (with the number of net Optioned Shares to be received shall be rounded down to the nearest whole number of such shares). If the Optionee elects a cashless exercise as provided in this Paragraph 9, then the Company shall not be obligated to cause the issuance, transfer or delivery of a certificate or certificates representing Optioned Shares to the Optionee, until provisions have been made by the Optionee, to the satisfaction of the Company, for the satisfaction of any tax withholding obligations associated with such exercise.

10.	Issuance of Certificate(s). Subject to the provisions of Paragraph 12 below, upon the exercise of all or any part of the Option, the Company shall forthwith cause the registrar and transfer agent of the Company to deliver to the Optionee or her personal representative, within ten (10) days following receipt by the Company of the Notice, a certificate in the name of the Optionee or her personal representative representing the number of Optioned Shares specified in the Notice in respect of which the Company has received payment.

11.	Payment Required if No Cashless Exercise. If the Optionee does not elect cashless exercise, then the Company shall not be obligated to cause the issuance, transfer or delivery of a certificate or certificates representing Optioned Shares to the Optionee, until provisions have been made by the Optionee, to the satisfaction of the Company, for the payment of the aggregate exercise price for all Optioned Shares for which the Option shall have been exercised, and for satisfaction of any tax withholding obligations associated with such exercise.

12.	No Obligation. Nothing herein contained shall obligate the Optionee to purchase any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised the Option in the manner hereinbefore provided.

13.	Assignment or Transfer. The Option is non-assignable and non-transferable and, except in the case of the Optionee’s death, is exercisable only by the Optionee; provided that, subject to the prior approval of the Board and, if necessary, the Canadian Securities Exchange (the “Exchange”), the Optionee may assign the Option to a company of which all of the voting securities are beneficially owned by the Optionee, which ownership will continue for as long as any portion of the Options remains unexercised.

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14.	Employment Representation. The Optionee and the Company represent that the Optionee is either an officer and employee, of the Company or a related entity, or a company of which all of the voting securities are beneficially owned by one or more of the foregoing.

15.	No Inducement. The Optionee represents that he or she has not been induced to enter into this Agreement by the expectation of employment or continued employment or retention or continued retention of the Services by the Company or any related entity.

16.	No Rights as Shareholder Until Exercise. The Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares (including any right to receive dividends or other distribution therefrom or thereon) except in respect of which the Option has been properly exercised in accordance with the terms of this Agreement.

17.	Further Right to Exercise. Except as set forth in Section 11 of the Employment Agreement, upon a termination of the Optionee’s employment with the Company, the Option, to the extent then unvested, shall immediately expire and be forfeited as provided in Section 3(e), and the vested portion of the Option shall be subject to the following provisions:

(a)	[Intentionally Omitted.]

(b)	If the Optionee ceases to be an employee of the Company by reason of the Optionee’s death, the Optionee’s personal representative will have the right to exercise any vested and unexercised portion of the Option, in whole or in part, at any time until the earlier of (a) the Expiry Date and (b) the date that is 12 months after the date of the Optionee’s death.

(c)	If the Optionee ceases to be an employee of the Company for any reason other than as set out above in Paragraph 7 or subparagraph 17(b), the vested and unexercised portion of the Option will terminate on the earlier of (a) the Expiry Date and (b) the date that is 120 days after the effective date of the Optionee ceasing to be an employee of the Company.

(d)	If the Optionee ceases to be one type of Optionee (i.e. director, officer, employee, management company employee, or consultant, or a company 100% beneficially owned by one of them) but concurrently is or becomes one or more other type of Optionee, the Option will not terminate but will continue in full force and effect and the Optionee may exercise the Option until the earlier of (a) the Expiry Date and (b) the applicable date set forth in subparagraphs (a), (b) or (c) above where the Optionee ceases to be any type of Optionee.

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18.	No Right to Employment. Neither this Agreement nor the Plan confers on the Optionee the right to continue in the employ of or association with the Company or any Subsidiary, nor do they interfere in any way with the right of the Company or any Subsidiary to terminate the Optionee’s employment at any time.

19.	Reference to Plan. Reference is made to the Plan for particulars of the rights and obligations of the Optionee and the Company in respect of:

(a)	the terms and conditions on which the Option is granted; and

(b)	a consolidation or subdivision of the Company’s share capital or an amalgamation or merger, all to the same effect as if the provisions of the Plan were set out in this Agreement and to all of which the Optionee assents.

20.	Copy of Plan. The Company will give a copy of the Plan to the Optionee on request.

21.	Time of the Essence. Time is of the essence of this Agreement.

22.	Inurement. This Agreement will inure to the benefit of and be binding on the Company and its successors, and the Optionee and, to the extent provided herein, the Optionee’s personal representative(s).

23.	Conflicts. The terms of the Option are subject to the provisions of the Plan, as the same may from time to time be amended; provided, however, that notwithstanding the foregoing, in the event of any conflict or inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, the terms of this Option shall be governed by the provisions of this Agreement.

24.	Exchange Acceptance. This Agreement and any amendments are subject to the acceptance of the Exchange.

25.	Defined Terms. All capitalized terms used herein but not otherwise defined in this Agreement have the respective meaning ascribed to such terms in the Plan.

26.	Counterpart Execution. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one of the same instrument.

27.	Electronic Transmission. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on the first page of this Agreement.

[Signature page to Agreement.]

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IN WITNESS WHEREOF, this Agreement has been executed as of the Start Date (as defined in the Employment Agreement).

“Company”

International Battery Metals, Ltd.

By:	William Webster
Its:	Chairman of the Board

“Optionee”

Iris Jancik